Exhibit 99.2

NEWS RELEASE

Diversa Reports Financial Results for the Quarter and Nine Months Ended September 30, 2005

SAN DIEGO, CA - October 24, 2005 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter and nine months ended September 30, 2005. Revenues for the quarter and nine months ended September 30, 2005, respectively, were $12.8 million and $39.8 million, compared to $12.9 million and $39.4 million for the same periods in 2004. The net loss for the quarter and nine months ended September 30, 2005 was $12.1 million, or $0.27 per share, and $35.0 million, or $0.80 per share, respectively, compared to $9.2 million, or $0.21 per share, and $27.4 million, or $0.63 per share, for the same periods in 2004. At September 30, 2005, the Company had cash, cash equivalents, and short-term investments totaling $70.0 million.

For the quarter and nine months ended September 30, 2005, the Company achieved increases in revenues from product-related sales compared to the same periods in 2004. Product-related revenues increased 11% and 63% for the quarter and nine months ended September 30, 2005 as compared to the same periods in 2004. These increases are primarily attributable to increased product revenue and profit-sharing associated with Phyzyme™ XP phytase sold through the Company’s collaboration with Danisco Animal Nutrition.

For the quarter and nine months ended September 30, 2005 collaborative revenues decreased to $8.1 million and $26.3 million compared to $8.4 million and $28.2 million for the same periods in 2004. The decreases in collaborative revenues are primarily attributable to revenue earned in 2004 under the Company’s former Zymetrics joint venture agreements with Syngenta, which were not repeated in the current periods. These decreases were partially offset by increased revenue from new or expanded agreements entered into in 2005, including collaborations with Merck and Cargill.

Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements, regulatory approval timelines for new products, and an expected increase in product-related revenue based upon new product introductions.

The increase in the net loss for the quarter and nine months ended September 30, 2005 as compared to the same periods in 2004 was attributable primarily to the decrease in revenue from milestones and exclusivity fees and the Company’s continued shift in revenue mix toward a higher percentage of product sales. Gross margins for the quarter and nine months ended September 30, 2005 were negative principally as a result of increased fixed costs related to expanded manufacturing capacity to support anticipated growth in product-related revenues. The Company expects gross margins to be negatively impacted until product sales volumes have achieved a level that is in line with its existing manufacturing capacity. The Company incurred increased research and development costs associated with internal product development and third-party costs incurred on behalf of the Company’s collaborators. Selling, general and administrative expenses increased due to higher costs associated with expansion of the sales force to support the Company’s proprietary products.

“While we have made progress this year in advancing key internal and partnered programs and products, we are disappointed with our financial performance during the third quarter,” said Edward T. Shonsey, Diversa’s Chief Executive Officer. “We believe in the long-term potential of our recently launched products; however, we are currently experiencing longer sales cycles than originally anticipated for our Luminase product line, as well as longer than expected regulatory approval timelines for our Quantum Phytase and Ultra-Thin enzyme products. Looking forward to our fourth quarter, we expect product sales to increase; however, we believe that we will be challenged to meet the 2005 revenue, net loss, and cash usage guidance previously provided.”

“We are currently reviewing all of our programs and operations with the goal to accelerate the development and commercialization of products which we believe have the greatest potential while we reduce unnecessary expenditures. This will enable us to better position the Company to reduce our loss and cash usage while we realize the greatest value from our programs and move the Company toward profitability,” continued Mr. Shonsey. “We expect to provide more guidance in the coming weeks as we complete this review.”

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel protein-based products. The Company is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with agricultural, chemical, industrial, and pharmaceutical applications. Diversa has established alliances and joint ventures with market leaders, such as BASF, Bayer Animal Health, Cargill Health and Food Technologies, DSM Pharma Chemicals, DuPont Bio-Based Materials, Medarex, Merck, and Xoma. In addition, the Company has formed a broad strategic relationship with Syngenta AG, a world-leading agribusiness company. Diversa has commercialized products both independently and in collaboration with strategic partners and licensees. Additional information is available at Diversa’s website: www.diversa.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuations in revenues and the factors that could cause revenues to fluctuate, expected increases in product-related revenue, expected new product introductions, projected gross margins, the long-term potential of the Company’s products, the Company’s 2005 revenue, net loss, cash usage, and other financial guidance, and the Company’s ability to accelerate the development and commercialization of products and realize the greatest value from its programs, reduce its expenditures, loss, and cash usage, and move toward profitability, all of which are prospective. Such statements are only predictions, and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with the Company’s new and uncertain technologies, risks associated with the Company’s dependence on patents and proprietary rights, risks associated with the Company’s protection and enforcement of its patents and proprietary rights, the Company’s dependence on existing collaborations and its ability to achieve milestones under existing and future collaboration agreements, the ability of the Company to commercialize products (including by obtaining any required regulatory approvals) using the Company’s technologies and the timing for launching any commercialized products, the development or availability of competitive products or technologies, and the future ability of the Company to enter into and/or maintain collaboration and joint venture agreements and licenses. These factors and others are more fully described in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005. These forward-looking statements speak only as of the date hereof. The Company expressly disclaims any intent or obligation to update these forward-looking statements.

Note: Phyzyme is a trademark of Danisco Animal Nutrition.

Selected Financial Information

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Collaborative revenue	$8,136	$8,383	$26,342	$28,184
Grant revenue	2,562	2,638	7,340	7,478
Product-related revenue	2,075	1,875	6,105	3,753

Total revenues	12,773	12,896	39,787	39,415

Expenses:
Cost of product-related revenue	2,772	959	7,550	2,164
Research and development	17,932	17,748	55,555	53,691
Selling, general and administrative	3,286	2,792	9,522	9,233
Amortization of intangible assets	651	650	1,952	1,952
Non-cash, stock-based compensation	231	—	644	—

Total operating expenses	24,872	22,149	75,223	67,040

Loss from operations	(12,099)	(9,253)	(35,436)	(27,625)
Interest and other income, net	32	24	406	226

Net loss	$(12,067)	$(9,229)	$(35,030)	$(27,399)

Basic and diluted net loss per share	$(0.27)	$(0.21)	$(0.80)	$(0.63)
Weighted average shares used in computing basic and diluted net loss per share	44,070	43,505	43,965	43,318

Condensed Consolidated Balance Sheets (in thousands)

	September 30, 2005	December 31, 2004
	(unaudited)
Cash, cash equivalents and short-term investments	$69,959	$98,193
Accounts receivable	7,912	5,771
Other current assets	4,515	3,252
Property and equipment, net	23,197	27,019
Other assets	45,503	49,821

Total assets	$151,086	$184,056

Current liabilities	$18,858	$18,393
Deferred revenue	6,158	5,892
Long-term liabilities	7,170	8,825
Stockholders’ equity	118,900	150,946

Total liabilities and stockholders’ equity	$151,086	$184,056

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Contact:

Martin Sabarsky

Corporate Development

(858) 526-5166